Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment Nos. 47 & 50 to the Registration Statement on Form N-1A of Fidelity Rutland Square Trust II: Strategic Advisers Core Income Fund of our report dated April 28, 2015 relating to the financial statements and financial highlights included in the February 28, 2015 Annual Reports to Shareholders, which is also incorporated by reference into the Registration Statement.

We also consent to the reference to our Firm under the heading "Independent Registered Public Accounting Firm" in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
April 28, 2015